Guaranty Federal BANCSHARES, INC Strength. Growth. Vision.	Exhibit 99.1 For Immediate Release

Contacts:	Shaun A. Burke, President & CEO	NASDAQ:GFED
Guaranty Bank	www.gbankmo.com
1341 W. Battlefield
Springfield, MO 65807
417-520-4333

GUARANTY FEDERAL BANCSHARES, INC.
ANNOUNCES SECOND QUARTER 2009 FINANCIAL RESULTS

SPRINGFIELD, MO – (July 17, 2009) – Guaranty Federal Bancshares, Inc., (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank, today announces the following results for its second quarter ended June 30, 2009.

Second Quarter 2009 Financial Results

•	Total assets increased $71.0 million, or 11%, from December 31, 2008
•	Total investments and interest bearing deposits increased $64.4 million, or 97%, from December 31, 2008
•	Total deposits increased $78.3 million , or 18%, from December 31, 2008
•	Equity to assets increased to 6.89% as compared to 5.52% at December 31, 2008

The Company announces that earnings for the second quarter ended June 30, 2009 were ($1,632,000) compared to earnings of ($2,496,000) for the same period in the prior year.  After preferred dividends, diluted earnings per share was ($.73), an increase from the ($.96) per diluted share during the same period in the prior year.

There were several key issues that contributed to the second quarter net loss and loss per common share:
•
The decline in the Company’s net interest margin (over the prior year quarter) continues to impact earnings due to several factors.  First, the Federal Reserve’s interest rate cuts beginning in the fourth quarter of 2007 and continuing throughout 2008 dramatically impacted the Company’s yield on loans which are tied to the prime rate.  Secondly, the Company has experienced an increase in non-performing assets since the second quarter of the prior year end that has increased the amount of assets that are non-income generating.  Third, the Company executed a very successful deposit generating campaign to significantly increase liquidity during this turbulent economic and regulatory environment. This success in deposit growth has increased the Bank’s cost of funds in the near term.

•
The Company recorded a provision for loan losses of $3.3 million during the quarter (compared to $5.7 million for the prior year quarter) to compensate for increased reserves on a few specific credits.

•
Non-interest expenses have increased during the quarter as compared to the prior year quarter.  The most impacting reason is the significant increase in the Federal Deposit Insurance Corporation insurance premiums on all insured institutions, including a one-time assessment incurred during the quarter, payable at the end of the third quarter.  For the quarter, these assessment premiums increased $608,000, or 973%, over the prior year quarter.  Salaries and employee benefits and certain occupancy expenses have also shown slight increases due to new branches beginning operation in mid 2008.

The Company experienced several improved results during the second quarter as compared to the first quarter ended March 31, 2009, including a 9% improvement in net interest margin, an 88% increase in noninterest income due to gains on sales of loans and available sale securities and a 1% decline in noninterest expenses (excluding the FDIC one-time insurance assessment at June 30, 2009).

“Due to the continuing significant challenges in the economy our non-performing assets remain elevated, but manageable.  We are maintaining our conservative stance on provisioning for potential problem credits and the additions to the loan loss reserve were again the most significant factor in the loss for the quarter,” said Shaun A. Burke, President and Chief Executive Officer.  “Capital and core liquidity are key factors during these challenging times.  We remain well-capitalized by all regulatory standards and our core deposit growth initiatives have been outstanding.  In addition, our balance sheet management and pricing initiatives resulted in a significant increase in our net interest margin over the previous quarter.  Our current focus is on the successful resolution of problem credits and positioning the balance sheet to take advantage of opportunities as the economy improves.”

About Guaranty Federal Bancshares, Inc.
Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services.  The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has nine full-service branches in Greene and Christian Counties and Loan Production Offices in Wright, Webster and Howell Counties.  In addition, Guaranty Bank is a member of the TransFund ATM network which provides its customers surcharge free access to over 100 area ATMs and over 1,600 ATMs nationwide.  For more information visit the Guaranty Bank website: www.gbankmo.com.

The discussion set forth above may contain forward-looking comments.  Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this release.  When used in this release, words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  Such statements are subject to risks and uncertainties.  Actual results of the Company’s operations could materially differ from those forward-looking comments.  The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; the effect of regulatory or government legislative changes; technology changes; fluctuation in inflation; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.

Financial Highlights:

	Quarter ended		Six Months ended
Operating Data:	30-Jun-09	30-Jun-08	30-Jun-09	30-Jun-08
	(Dollar amounts are in thousands, except per share data)

Total interest income	$8,504	$8,925	$16,827	$18,156
Total interest expense	5,204	4,812	10,512	10,013
Provision for loan losses	3,300	5,684	4,280	6,504
Net interest income (expense) after provision for loan losses	-	(1,571)	2,035	1,639
Noninterest income	1,523	820	2,332	1,702
Noninterest expense	4,036	3,212	7,780	6,314

Loss before income taxes	(2,513)	(3,963)	(3,413)	(2,973)
Credit for income taxes	(881)	(1,467)	(1,189)	(1,094)

Net loss	$(1,632)	$(2,496)	$(2,224)	$(1,879)
Preferred stock dividends and discount accretion	281	-	469	-
Net loss available to common shareholders	$(1,913)	$(2,496)	$(2,693)	$(1,879)

Basic loss per common share	$(0.73)	$(0.96)	$(1.03)	$(0.72)
Diluted loss per common share	$(0.73)	$(0.96)	$(1.03)	$(0.72)

Annualized return on average assets	(.88%)	(1.51%)	(.60%)	(.61%)
Annualized return on average equity	(11.94%)	(23.35%)	(8.53%)	(8.74%)
Net interest margin	1.82%	2.67%	1.74%	2.74%

		As of	As of
Financial Condition Data:		30-Jun-09	31-Dec-08

Cash and cash equivalents		$44,019	$15,097
Investments and interest bearing deposits		130,419	66,062
Loans, net of allowance for loan losses 6/30/2009 - $14,264; 12/31/2008 - $16,728		530,810	558,327
Other assets		41,456	36,184
Total assets		$746,704	$675,670

Deposits		$525,426	$447,079
FHLB advances		111,436	132,436
Subordinated debentures		15,465	15,465
Securities sold under agreements to repurchase		39,750	39,750
Other liabilities		3,197	3,627
Total liabilities		695,274	638,357
Stockholders' equity		51,430	37,313
Total liabilities and stockholders' equity		$746,704	$675,670

Equity to assets ratio		6.89%	5.52%
Book value per common share		$13.61	$14.28
Non performing assets		$33,958	$26,349